UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☒ Filed by the Registrant ☐                             Filed by a Party other than the Registrant

☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BAUDAX BIO, INC.

(Name of Registrant as Specified In Its Charter)

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Leading Independent Advisory Firm Institutional Shareholder Services, Inc.

Recommends Baudax Bio Shareholders Vote “For” the Proposed Additional

Authorized Shares

MALVERN, Pa., May 13, 2021 — Baudax Bio, Inc. (NASDAQ:BXRX) (the “Company”), a pharmaceutical company focused on developing and commercializing innovative products for acute care settings, today announced that Institutional Shareholder Services, Inc. (ISS), the leading global independent proxy advisory firm, has recommended that Baudax Bio shareholders vote “FOR” Proposal 3, which seeks to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million shares to 190 million shares. The Annual Meeting is expected to resume with respect to Proposal 3 on June 3, 2021 at 10:00 a.m. ET and will continue to be held virtually at www.virtualshareholdermeeting.com/BXRX2021.

ISS is the most prominent independent proxy voting and corporate governance advisory firm, and its recommendations are relied upon by institutional investment firms, mutual funds and other fiduciaries globally. ISS’ experienced research team provides comprehensive proxy analyses and complete vote recommendations for approximately 40,000 meetings annually in around 117 markets worldwide.

“The supportive recommendation by ISS adds to the prior positive recommendation by Glass Lewis & Co. to vote in favor of the proposed increase to authorized shares,” commented Gerri Henwood, President and CEO of Baudax Bio. “We believe both of these independent advisory firms recognize that maintaining Baudax’s flexibility with respect to utilizing an increased number of authorized shares to raise capital is of significant value to the Company and its shareholders.”

ISS and Glass Lewis are independent proxy advisory firms and do not have any business relationship with Baudax Bio. Baudax Bio did not engage or compensate either firm for their analysis or recommendations.

Baudax shareholders are urged to vote as both ISS and Glass Lewis recommend by voting “FOR” the proposed increase in authorized shares. Shareholders with questions may call Okapi Partners LLC at (855) 208-8902 or by email at info@okapipartners.com.

How to Vote

If you are a shareholder of record at the close of business on March 1, 2021, you can vote your shares in one of two ways: either by proxy or in person at the special meeting. If you chose to submit a proxy, you may do so by telephone, via the internet or by mail. Please follow the instructions on the proxy card you have received. If you hold shares of Baudax Bio common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive. Baudax Bio highly recommends shareholders vote electronically or by phone without delay. Please have your proxy card with you while voting. If you chose to vote via the Internet or phone, you do not have to return the proxy card.

Shareholders who have already submitted a proxy do not need to vote again for the reconvened Annual Meeting, as the proxies submitted will remain valid. Shareholders who have already submitted proxies and want to change their vote with respect to Proposal 3 can update their vote in the manner set forth in the Proxy Statement. Your vote will be recorded at the Annual Meeting in accordance with your most recently submitted proxy.

For shareholders who still need assistance voting their shares, or have questions regarding the special meeting, please contact Baudax’s proxy solicitation firm, Okapi Partners LLC, either by telephone: (855) 208-8902 or by email: info@okapipartners.com.

About Baudax Bio

Baudax Bio is a pharmaceutical company focused on developing and commercializing innovative products for acute care settings. The launch of Baudax Bio’s first commercial product ANJESO® began in mid-2020. ANJESO is the first and only 24-hour, intravenous (IV) COX-2 preferential non-steroidal anti-inflammatory (NSAID) for the management of moderate to severe pain, which can be administered alone or in combination with other non-NSAID analgesics. It has successfully completed three Phase III clinical trials, including two pivotal efficacy trials, a large double-blind Phase III safety trial and a Phase IIIb program evaluating ANJESO and its health economic impact in specific surgical settings. In addition to ANJESO, Baudax Bio has a pipeline of other innovative pharmaceutical assets including two novel neuromuscular blocking agents (NMBAs) and a proprietary chemical reversal agent specific to these NMBAs which is currently in preclinical studies. For more information, please visit www.baudaxbio.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Baudax Bio’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “may,” “upcoming,” “plan,” “target,” “goal”, “intend” and “expect” and similar expressions, as they relate to Baudax Bio or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Baudax Bio as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Baudax Bio’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. Baudax Bio assumes no obligation to update any such forward-looking statements. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results included in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law. These forward looking statements should be considered together with the risks and uncertainties that may affect Baudax Bio’s business and future results included in Baudax Bio’s filings with the Securities and Exchange Commission at www.sec.gov.

CONTACT:

Investor Relations Contact:

Argot Partners

Sam Martin / Claudia Styslinger

(212) 600-1902

baudaxbio@argotpartners.com

Media Contact:

Argot Partners

David Rosen

(212) 600-1902 david.rosen@argotpartners.com